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                                                                     EXHIBIT 2.3

                              DEPOSITARY AGREEMENT

Computershare Trust Company of Canada
600, 530 - 8th Avenue SW
Calgary, Alberta
T2P 3S8

Attention: Colin Petryk

Dear Sirs:

APF Energy Inc. (the "Company"), together with APF Energy Trust, proposes to make an offer (the "Offer") to purchase all of the outstanding Common shares (the "Common Shares") of Canscot Resources Ltd. ("Canscot") for a purchase price of, at the option of the holder, (i) $2.60 cash per Common Share; (ii) 0.226 trust units of APF Energy Trust ("Trust Units"); or (iii) any combination thereof (the "Offer"), on the terms and conditions set out in the accompanying Offering Circular. The Common Shares are referred to as the "Subject Shares". The Company wishes to confirm the terms of your appointment as depositary under the Offer.

Terms used herein without definition but with initial capital letters have the same meaning herein as in the Offering Circular. Any reference herein to the Offer includes any amendment or modification thereof.

1.       APPOINTMENT

Computershare Trust Company of Canada ("you" or the "Agent") is hereby appointed to act as depositary, and you accept such appointment, in respect of the Offer, in accordance with the terms and conditions of this agreement and the Offer.

2.       MAILING AND SHAREHOLDER LISTS

2.1 You will be responsible for mailing on August 18, 2003, to the registered holders of Common Shares as of August 15, 2003, and to new shareholders on an ongoing basis for the duration of the Offer, once you have been provided with new shareholder account labels, the Offering Circular, Letter of Acceptance and Transmittal, Notice of Guaranteed Delivery and other documents (collectively, the "Offer Documents") related to the Offer, sufficient copies of each of which will be provided to you by the morning of August 18, 2003.

2.2 You will mail the Offer Documents in the English language to each registered holder of Subject Shares in Canada. With respect to each holder of Subject Shares with addresses in the Province of Quebec, you will mail them the French language version of the Offer Documents.

2.3 Concurrently with the mailing of the Offer Documents as provided above you shall mail, by prepaid first class mail, a copy of each of the Offer Documents in the English language to each of the Directors of Canscot in accordance with the names and addresses that we forwarded to you on August 18, 2003.

2.4 You are to satisfy the oral or written requests of brokers, bankers and other persons for copies of the Offer Documents. We will supply you with sufficient copies of the Offer Documents for this purpose. You are not authorized to offer, or to pay, any concessions or commissions to brokers, bankers or other

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persons, except as expressly provided in this agreement, or to engage or request any persons to solicit tenders.

3.       DEPOSIT OF SHARES

3.1 You will receive deposits of Subject Shares subject to the terms and conditions of the Offer. In so doing you will:

(a) hold all Subject Shares properly deposited under the Offer until we accept them for payment or until we give you notice that, as a result of a condition of the Offer not being satisfied, we will not take up and pay for any relevant Subject Shares deposited;

(b) ascertain that all Notices of Guaranteed Delivery which are received by you are properly signed and completed;

(c) ascertain that all deposits of Subject Shares under the Offer are accompanied by a signed and completed Letter of Acceptance and Transmittal, with signatures guaranteed, as applicable, the certificate(s) representing such shares and all other documents that may be required to give us good title to the Subject Shares so deposited; and

(d) as soon as practicable after the Expiry Time of 2:00 p.m., Calgary time on September 23, 2003, or such later time and date to which we may extend the Offer, advise us of the number of Subject Shares deposited under the Offer.

3.2 All deposits of Subject Shares under the Offer must be accompanied by a signed and completed Letter of Acceptance and Transmittal, with signatures guaranteed, as applicable, the certificates representing such shares or by a signed and completed Notice of Guaranteed Delivery. You will be entitled to treat as issued and outstanding the Subject Shares represented by any certificate for Subject Shares tendered with a deposit of such shares under the Offer, if the name on such certificate conforms to the name of a registered holder of Subject Shares as it appears on the Register maintained by Canscot, or its transfer agent and registrar.

3.3 You will direct any holder of Subject Shares whose certificate for Subject Shares has been lost or destroyed to submit a Letter of Acceptance and Transmittal completed to the best of their ability and to submit a letter describing the loss. You will supply a declaration of loss and indemnity bond in the forms supplied by us as applicable, or we will otherwise inform you of the requirements to be communicated to any holder of Subject Shares inquiring as to the procedures to be followed to obtain a replacement certificate for Subject Shares lost or destroyed and instruct such holder to properly complete such documents.

3.4 The Company hereby agrees to the use of the Automated Tender Offer Program ("ATOP") currently utilized by The Depositary Trust Company ("DTC") and its Participants. It is hereby understood and agreed by the Company that the use of ATOP requires that Computershare Trust Company of Canada (the "Agent") execute a Letter of Agreement with DTC. The Company hereby authorizes and directs the Agent to execute the Letter of Agreement with DTC substantially in the form attached as Schedule "A" hereto.

3.5 The Company acknowledges and accepts that the delivery by DTC of an Agent's Message (in accordance with the provisions of the ATOP Agents Procedures) to the Agent shall satisfy the terms of the Offer as to the execution and delivery of a Letter of Acceptance and Transmittal by the Participant

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identified in such Agent's Message, without such Participant physically completing and surrendering such Letter of Acceptance and Transmittal.

4.       IMPROPER DEPOSITS

4.1 If a Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery or other required document has been improperly completed or signed, or the certificates representing Subject Shares accompanying a Letter of Acceptance and Transmittal are not in proper form for transfer to us, or some other irregularity in connection with a deposit exists, you will make reasonable efforts to contact such holder of Subject Shares to cause such irregularity to be corrected.

4.2 If you have any doubt whether any Subject Shares have been properly deposited under the Offer, you will seek the advice of our legal counsel, Parlee McLaws LLP, as to the acceptability of the deposit. If reasonable efforts to correct an improper deposit prove to be unsuccessful, you will seek the advice of our legal counsel, Parlee McLaws LLP, with respect to the procedures to be followed. You will reject any deposit if, in the opinion of our legal counsel, the deposit has been made improperly and you will take such action as directed to by our legal counsel.

4.3 Notwithstanding the foregoing Subsections, the Company shall have full discretion to determine whether any type of tender is complete and proper and the Company has the absolute right to determine whether to accept or reject any category of tender not in proper form.

5.       PAYMENT

5.1 We will inform you not later than ten days after the Expiry Date whether we will take up and pay for Subject Shares deposited pursuant to the Offer. If we take up and pay for Subject Shares under the Offer, we will immediately put you in funds in accordance with Section 5.2. You will, as soon as practicable upon your receipt of funds, but in any event not later than three business days after your receipt of funds in connection with the taking up of the Subject Shares under the Offer, arrange for the delivery of the purchase price (the "Purchase Price") for such Subject Shares, in accordance with the terms and condition of the Offer and the instructions of the depositing holders of Subject Shares as set forth in the Letters of Acceptance and Transmittal. After we take up and pay for Subject Shares under the Offer we shall be deemed to have informed you that we have taken-up and accepted for payment all Subject Shares which continue to be properly deposited in acceptance of the Offer. You will not arrange for payment of the Subject Shares until the certificate(s), Letters of Acceptance and Transmittal and all required documents are received by you unless you are otherwise instructed in writing by us. Thereafter, payment will be made as soon as practicable but in any event not later than three business days.

5.2 The Company shall deliver sufficient funds to you by wire or certified cheque, or make such other arrangements for provision of funds as may be agreeable to you, representing payment for the Subject Shares. It is agreed that cheques will be drawn on a designated account maintained by you. If no address is specified on a Letter of Acceptance and Transmittal, cheques will be forwarded to the address of the holder as shown on the Register maintained by Computershare Trust Company of Canada, as the transfer agent and registrar of Canscot.

5.3 If we determine and advise you in writing that delivery by mail may be delayed, you will make arrangements for holders of Subject Shares entitled to the Purchase Price to take delivery of the Purchase Price at your offices at which the Subject Shares were deposited until we determine that delivery by mail will no longer be delayed. Any additional costs associated therewith shall be paid by us.

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5.4      Subject Shares accepted and paid for under the terms of the Offer are to be transferred and registered as directed by us.

5.5 No fractional Trust Units will be issued. Any holder of Subject Shares who would otherwise be entitled to receive a fractional Trust Unit will be entitled to receive a cash amount obtained by multiplying such fraction by $11.50 (Cdn.). If a holder of Subject Shares deposits more than one certificate for Subject Shares which are taken up by the Company, the number of Trust Units issuable to such holder will be computed on the basis of the aggregate number of Subject Shares deposited by such holder.

6.       WITHDRAWAL

You will permit each person who deposits the Subject Shares under the Offer to withdraw such Subject Shares as expressly permitted under Section 7 of the Offering Circular and only upon receipt of a notice of withdrawal that complies with such Section.

7.       EXTENSIONS AND VARIATIONS

Under the terms of the Offer, we have the right at any time and from time to time to extend the Offer or to vary the Offer by giving written notice thereof to you. If we elect to extend or vary the Offer, you will arrange for the notice of such extension or variation to be mailed to all persons who are entitled to receive the Offer Documents in accordance with Section 2 herein, in the manner and in the languages as set out in Section 2, as soon as practicable thereafter in accordance with the Offer.

8.       RETURN OF DEPOSITED SHARES

If we give you written notice (which may be sent by registered mail) that we will not take up and pay for all or any portion of the Subject Shares deposited under the Offer, you will arrange, as soon as practicable after receipt of our written notice, for the return to holders of the Subject Shares deposited in accordance with the terms and conditions of the Offer and the instructions of the depositing holders of the Subject Shares as set forth in the Letter of Acceptance and Transmittal.

9.       TIMELY NOTIFICATION AND NOTICES

At 3:00 p.m. (E.S.T.) on each business day on which Subject Shares may be deposited under the Offer (if requested by the Company), you will inform the following persons by fax transmission of the number of the Subject Shares properly deposited that day and the cumulative number of the Subject Shares deposited.

APF Energy Inc.
2100, 144-4th Avenue SW
Calgary, Alberta T2P 3N4

Attention: Steven Cloutier

Telephone No.: (403) 213-6800
Facsimile No.: (403) 294-1010

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Parlee McLaws LLP
3400, 150 - 6th Avenue SW
Calgary, Alberta T2P 3Y7

Attention: Nancy Penner

Telephone No.: (403) 294-7011
Facsimile No.: (403) 294-7052

The Company may appoint a Dealer Manager and, if it does so, on notice to you, such person will also receive the information respecting Subject Shares deposited.

Any other demand, notice or communication required or contemplated by this agreement shall be in writing and sent by personal delivery, courier, mail or facsimile transmission addressed to the Company as indicated above, and to you as indicated in the heading of this agreement or to a facsimile number, or to such other address, individual or facsimile number as may be designated by notice provided by either party to the other. In the event of actual or anticipated postal disruption, courier service personal delivery or facsimile transmission shall be used. Any demand, notice or other communication shall be deemed conclusively to have been received by the addressee (i) if sent by mail, five business days after posting; (ii) if sent by courier service or personal delivery, upon actual delivery; and (iii) if sent by facsimile transmission, upon the same business day if given during the ordinary business hours of the addressee, or the next following business day if given outside of such hours.

10.      SOLICITING DEALER GROUP

10.1 If applicable, the Letters of Transmittal will contain a box for the insertion of the name of a member of the Soliciting Dealer Group. Where Subject Shares deposited and registered in a single name are beneficially owned by more than one person, the relevant minimum and maximum amount shall be applied separately in respect of each beneficial owner. You may require any member of the Soliciting Dealer Group to furnish evidence satisfactory to you of such beneficial ownership before payment of such fee.

10.2 You will provide to the Dealer Manager, if retained, a list of all dealers and brokers, the names of which have been inserted in the Letters of Acceptance and Transmittal received by you and who have requested solicitation payment, and request confirmation from the Dealer Manager that all such names are members of the Soliciting Dealer Group.

10.3 Upon receipt of written confirmation from the Dealer Manager, you will provide us with a list of the dealers and brokers who comprise the Soliciting Dealer Group, along with information regarding the number of tendered Subject Shares solicited by each such dealer and broker pursuant to the Offer, and the amount to be paid to each.

10.4 If we take up and pay for the Subject Shares deposited pursuant to the Offer, then you are authorized and directed, as soon as practicable following receipt of documentation from all members of the Soliciting Dealer Group claiming solicitation payment and following our approval and the receipt of sufficient funds from us, to make direct payment to each member of the Soliciting Dealer Group.

11.      FEES

11.1 Your fees for acting hereunder will be agreed on by all parties. We will pay all your reasonable out-of-pocket expenses in connection with your duties hereunder (including, without limitation, overtime

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expenses, postage, courier, long distances calls, G.S.T., mailing insurance, photocopying, and expert consultant and counsel fees and disbursements). All fees and out-of pocket expenses will be paid by us within thirty days from the date of the invoice and we acknowledge that late payment may be subject to interest charges as indicated on the invoice. The Company acknowledges and agrees that the fees of Computershare are confidential information. As such, the Company agrees not to disclose any such fees to any third party without Computershare's prior written consent, save and except for disclose (a) to the Company's professional advisors, held to strict confidence; and (b) as required or otherwise compelled by law.

12.      OFFICES

12.1 You agree to maintain your principal office in each of the cities set out in the Letter of Acceptance and Transmittal to which deposits of the Subject Shares may be sent or delivered and at which payment for the Subject Shares purchased by us pursuant to the Offer may be picked up at all times during business hours throughout the currency of the Offer.

13.      LIABILITY AND INDEMNITY

13.1 You shall not be liable for any error of judgement or any act or omission or for any mistake of fact or law except by reason of your gross negligence or wilful misconduct. You shall not be answerable for the default or misconduct of any agent or counsel provided that any such party selected by you was chosen with reasonable care. Under no circumstances whatsoever will you be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including, without limitation, lost profits) even if you have been advised of the possibility of such loss or damage. Notwithstanding the aforementioned, any liability of you shall be limited, in the aggregate, to the amount of fees paid by the Company to you under this Agreement in the twelve
(12) months immediately prior to you receiving the first notice of claim.

13.2 We indemnify and hold you, your successors and permitted assigns, as well as your and their respective directors, officers, employees and agents, harmless from and against any and all claims, demands, assessments, interest, penalties, actions, suits, proceedings, liabilities, losses, damages, costs and expenses, including, without limiting the foregoing, expert, consultant and counsel fees and disbursements on a solicitor and client basis, arising from or in connection with any actions or omissions that you or they take pursuant to this agreement or the Offer, provided that any such action or omission is taken in good faith and without gross negligence or is taken on advice and instructions given to you or them by us, our representatives, including Parlee McLaws LLP, or counsel consulted by you or them.

13.3 In the event of any claim, action or proceeding brought or commenced against you, you shall notify us promptly after you have received written assertion of such claim or shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim, action or proceeding. We shall undertake the investigation and defence of any such claim, action or proceeding and you shall have the right to retain other counsel, at your own expense, to act on your behalf, provided that, if you reasonably determine that a conflict of interest or other circumstances wherein your best interests would not be adequately represented exist that make representation by counsel chosen by us not advisable, the fees and disbursements of such other counsel shall be paid by us.

13.4 Notwithstanding any other provision in this agreement, the provisions of this Section 13 shall survive the removal of or resignation by you in connection with any and all of your duties and obligations under this agreement.

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13.5     You shall retain the right not to act and shall not be liable for refusing to act under this agreement if, due to a lack of information or for any other reason whatsoever, You, in your sole judgment, determine that such act might cause You to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should You, in your sole judgment, determine at any time that your acting under this agreement has resulted in your being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then You shall have the right to resign on 10 days written notice to the Company, provided (i) that your written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to your satisfaction within such 10 day period, then such resignation shall not be effective.

14.      TAX

14.1 The Company shall be solely responsible for all tax processing relating to or arising from the duties or actions contemplated by this agreement, including evaluation, reporting, remittance, filing, and issuance of tax slips, summaries and reports, except as is specifically delegated to you pursuant to this agreement or as may be agreed subsequently, as confirmed in writing by the parties.

14.2 You shall process only such tax matters as have been specifically delegated to you pursuant to this agreement or as may be agreed subsequently, and, in so doing, you do not undertake to carry out any inquiry, evaluation, reporting, remittance, filing or issuance of tax slips, summaries and reports necessarily incidental thereto, which shall remain the sole responsibility of the Company. You shall be entitled to rely upon and assume, without further inquiry or verification, the accuracy and completeness of any tax processing information, documentation or instructions received by you, directly or indirectly, from or on behalf of the Company. It is agreed that any such direction must be supplied to you prior to processing any deposits of the Subject Shares.

15.      TERMINATION

15.1 Either party may terminate this agreement for any reason whatsoever upon thirty (30) days written notice to the other party or such other shorter period as the parties may agree to in writing.

16.      GENERAL

16.1     In acting as depositary, you:

(a) shall have no duties or obligations other than those set forth herein or as may subsequently be agreed to by you and the Company;

(b) shall have no obligation to make payment for any tendered Subject Shares or Soliciting Dealer Group fees unless the Company shall have provided the necessary funds in advance to pay in full all amounts due and payable with respect thereto;

(c) shall not be obliged to take any legal action that might in your judgment involve any expense or liability unless you shall have been furnished with reasonable funding and indemnity;

(d) may consult counsel satisfactory to you (including our counsel) at our expense and the advice or opinion of such counsel shall be full and complete authorization or protection in respect of any action or omission taken by you thereunder, in good faith, in accordance with the advice or opinion of such counsel;

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(e)      shall not be called upon at any time to advise any person depositing or considering depositing Subject Shares under the terms of the Offers as to the wisdom in making such deposit or as to the increase or decrease in the market value of the Subject Shares; and

(f) may rely upon any instructions, instrument, certificate, report or paper believed by you to be genuine and to have been signed or presented by the proper person(s) and you shall be under no duty to make any investigation or inquiry as to any signature or statement contained therein, but may accept the same as having been properly given and as conclusive evidence of the truth and accuracy of any statements therein contained.

16.2 It is agreed that, except as expressly stated to the contrary in the Offering Circular, the Depositary and the Company shall treat all shareholders in the same manner and shall not provide preferential treatment to any shareholder or shareholders in connection with deposits, deficiency of such deposits, and payment.

16.3 This agreement shall not be assigned by either of the parties hereto without the prior written consent of the other.

16.4 This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

16.5 This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

16.6 This agreement may be signed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16.7     Time shall be of the essence of this agreement.

16.8     All dollar references in this agreement are in Canadian dollars.

16.9 Any inconsistency between this agreement and the Offering Circular, as they may from time to time be amended, shall be resolved in favour of the latter, except with respect to the duties, liabilities and indemnifications of you as depositary.

16.10 No modification of or amendment to this agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. This agreement and the schedule attached hereto represent the entire agreement between the parties with respect to the subject matter hereof.

16.11 The use of headings and division of sections and paragraphs is for convenience of reference only and does not affect the construction or interpretation of the agreement.

16.12 you shall not be liable, or held in breach of this agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section.

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16.13    The Company hereby represents that any account to be opened by You, and any money, securities or other assets to be held by You, in connection with this agreement, for or to the credit of the Company, are not intended to be used by or on behalf of any party other than the Company.

16.14 The parties hereto confirm that it is their wish that this Agreement as well as all other documents relating hereto, including notices, have been and shall be drawn up in English. Les parties aux presentes confirment leur consentement a ce que cette convention de meme que tous les documents, ainsi que tout avis s'y rattachant, soient rediges en anglais.

Kindly indicate your acceptance of the terms of this letter by signing and returning to us the duplicate hereof, in which case this letter will form an agreement between us.

APF ENERGY INC.

Per:   (Signed) "Alan MacDonald"
       --------------------------------------------
Name:  Alan MacDonald
Title: Vice President, Finance

Accepted and agreed to as of the 15th day of August, 2003.

COMPUTERSHARE TRUST COMPANY OF CANADA

Per: (Signed) "Monica McLeod"

Per: (Signed) "Craig Fisher"

                                  SCHEDULE "A"

[ATOP Letter Agreement with DTC referred to in Section 3.4]

                          THE DEPOSITORY TRUST COMPANY
                                7 HANOVER SQUARE

NEW YORK, NY 10004-2597

                         Automated Tender Offer Program
                          DTC/Agent Letter of Agreement

                                                Date ___________________________

To:  ________________________
     (Agent Name and Address)

     ________________________
     ________________________
     ________________________

Regarding: Offer dated: __________________________

           Offerer: ______________________________

        Securities Subject of the Offer:

           Description: __________________________

           Cusip No. _____________________________

        Protection Period: None

           _____ Days after the expiration of the Offer

1. The Depository Trust Company (DTC) and the Agent indicated above hereby agree that the provisions of the DTC Automated Tender Offer Program (ATOP) Agents Procedures dated March 1991 (a copy of which is in the possession of the Agent), as modified by any attachments to this Letter of Agreement specified below, will govern the rights and obligations of DTC, its Participants and the Agent to the extent that such provisions are not reflected in the terms of the offer identified above or the DTC Voluntary Offerings Agents Procedures dated December 1984 (a copy of which is also in the possession of the Agent). DTC may terminate this Letter of Agreement in the event that the terms of the offer identified above are amended and DTC determines in its discretion that as a result of such amendment DTC no longer has the operational capability to provide services in respect to such offer.

2. The Agent agrees that (I) the delivery by DTC of an Agent's Message to the Agent in accordance with the provisions of the ATOP Agents Procedures will satisfy the terms of the offer identified above as to the execution and delivery of a letter of transmittal in the form of the letter of transmittal required by such offer by the Participant identified in such Agent's Message and (ii) the agreement set forth in the preceding clause
     (I) is enforceable against the offeror identified above by the Participant identified in such Agent's Message. The Agent represents and warrants that the Agent is authorized by the offeror identified above to make the agreements in the preceding sentence.

3.   The following attachments constitute a part of this Letter of Agreement:

Date________________               _____________________
                                   DTC Authorized Signature

Date________________               _____________________
                                   DTC Authorized Signature

A LIMITED PURPOSE TRUST COMPANY AND MEMBER FEDERAL RESERVE SYSTEM

Attachment to the Letter of Agreement dated_________________________between DTC and_______________________herein after referred to as the "Agent" regarding__________________.

Subject # 1       EXPIRATION OF THE OFFER

The Depository Trust Company will handle the offer through the Automated Tender Offer Program until _________________, the expiration date, and until the last day of the protection period. On the expiration date, DTC will call the Agent and advise them of the number of securities submitted for Tender. Also DTC will fax a copy of the Agent Receipt and Confirmation form to the Agent.

The Agent will then sign off on the receipt and fax the signed copy to DTC (Fax # 212-709-1094). Extensions of the offer, if any, will be accommodated within the provisions of the basic agreement.

Subject # 2       GUARANTEE OF DELIVERY

Notices of Guaranteed Delivery will be presented by DTC Participants directly to the Agent who will look to the DTC Participants to meet the Guarantee of Delivery. Delivery of securities the subject of such Notice may be made through DTC.

Subject # 3       METHOD OF PAYMENT

[ ] Method of payment from the Agent will be by Federal Funds wire on the first public payment date to:

                            Chemical Bank
                            ABA #021000128
                            55 Water Street
                            New York, N.Y. 10041
                            a/c Depository Trust Company
                            Reorg. Deposit Account
                            # 066-027608

[ ] Method of payment will be by check on the first public payment date in immediately available funds. The Agent will notify DTC when the check is available for pick-up by DTC's messenger.

[ ] Method of payment will be on the first public payment date by First Chicago Trust Co. of New York check. The check will be cancelled and Federal Funds wired to:

                            Chemical Bank
                            55 Water Street
                            New York, N.Y. 10041
                               ale Depository Trust Company
                            Reorg. Deposit Account
                            # 066-027608

[ ] Method of payment will be by direct deposit to the account of the Depository Trust Co., at Bankers Trust Co., account number 01-003-932, on the first public payment date.

[ ] Method of payment will be by direct deposit to the account of the Depository Trust Co., at______________________, on the first public payment date.

[ ] Method of payment from the Agent will be by Federal Funds wire on the first public payment date to: DTC's Federal Reserve Bank of NY Account
                                    ABA #0260-0206-6
      [ ]

[ ] The Agent will deposit the funds on the first public payment date to:
                                CEDE Canadian Reorganization Account
                                a/c# 134-412-6
                                Attention: Ron Smith, Senior Account Manager
                                Royal Bank of Canada
                                Royal Bank Plaza
                                200 Bay Street - Banking Hall Level
                                Toronto, Ontario, M5J 2J5

PTOP Transmissions will be delivered each business day via messenger to:

PTOP Transmissions will be delivered via Federal Express to:

      [ ]

EACH PTOP TRANSMISSION WILL BE HANLED INDIVIDUALLY

Subject #4 ISSUANCE OF UNDERLYING SECURITIES

[ ] New securities issued pursuant to the terms of the offer will be registered in the name of Cede & Co. and will be sent via Federal Express to:

                            The Depository Trust Co.
                            55 Water Street - 2nd Sub Level
                            New York, New York 10041
                            Attn: Jim Ventre
                            Reorg. Control Section

With respect to the issuance of underlying securities, single certificate issuances are not to exceed five (5) million dollars in value, unless more specific instructions are provided.

[ ]      The Agent will notify DTC when securities issued pursuant to the terms of the offer are available

         for pick up by DTC's messenger.

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With respect to the issuance of underlying securities, single certificate issuances are not to exceed five (5) million dollars in value, unless more specific instructions are provided.

Subject # 5       DELIVERY OF TENDERED SECURITIES

[ ] Securities tendered through the Automated Tender Offer Program will be delivered to the Agent as a balance during the offering period. If necessary, DTC will deliver more securities to the Agent two business days after the expiration date of the offer and the expiration of the protection period.

[ ] Securities tendered through the Automated Tender Offer Program will be delivered to the Agent two business days following the expiration date, and the protect expiration date.

[ ] "Cede" Securities tendered through the Automated Tender Offer Program will be delivered to the Agent two business days after the expiration of the protect period. Securities registered in a name other than Cede & Co. will be delivered to the Transfer Agent for transfer to Cede & Co. and will be delivered to the Agent upon receipt from the Transfer Agent; provided, however that if the Transfer Agent does not transfer all such securities, DTC will be responsible for delivering to the Agent a number of securities registered in the name of Cede & Co. equal to the number of untransferred securities.

[ ] Securities will be delivered to the Agent after a notice is given to DTC advising of the accepted tenders.

         An SCL Drawdown request will be presented to the Agent at the end of the offer (within two business days after the expiration of the offer and within two business days after the expiration of the protection period).

Subject # 6       RETURN OF UNACCEPTED SECURITIES

[ ] Unaccepted or untendered securities will be returned to DTC as promptly as possible upon completion of the Offer.

         Securities will be registered in the name of Cede & Co. and will be sent to:

                            The Depository Trust Co.
                            55 Water Street - 2nd Sub Level
                            New York, N.Y. 10041
                            Attn: Jim Ventre
                            Reorg. Control Section

With respect to the return of untendered securities, single certificate issuances are not to exceed five (5) million dollars in value, unless more specific instructions are provided.

[ ] Unaccepted or untendered securities will be returned to DTC as promptly as possible upon completion of the Offer.

         Securities will be registered in the name of Cede & Co. and will be picked up by DTc's messengers upon notification from the Agent.

With respect to the return of untendered securities, single certificate issuances are not to exceed five (5) million dollars in value, unless more specific instructions are provided.

Subject # 7       WITHDRAWAL PROCEDURE

[ ] DTC Participants who have accepted the offer and wish to withdraw tender instructions must do so using DTC's online automated withdrawal feature. This feature permits Tender Agents to electronically accept or reject withdrawal requests.

Those DTC Participants who have accepted the offer and wish to withdraw tender instructions must do so directly wit the Agent until______________________.

The DTC Withdrawal Form #5683 must be presented to the Agent who will then confirm the withdrawal to DTC. DTC will adjust the Participant account accordingly.

Subject # 8       DELIVERY OF ASSOCIATED SHARE PURCHASE RIGHTS

Associated Share Purchase Rights tendered through the Voluntary Offering Program will be delivered to the Agent five business days after the Distribution Date when and if such rights are issued.

Subject # 9       CONSENTS

Agent agrees that the acceptance of a PTOP Transmission (i.e. electronic offer acceptance) from DTC Participants constitutes agreement by such Participants to consent to the proposed amendments to the indenture as described in the offering material. In addition, Agent agrees not to require an executed proxy from DTC at any time subsequent to the execution of this agreement by the Agent.